Exhibit 99.1

--Creates Largest Branch and ATM network in Baltimore-Washington Corridor

BUFFALO, N.Y., May 26, 2009 /PRNewswire-FirstCall via COMTEX News Network/ -- M&T Bank Corporation ("M&T") (NYSE: MTB) announced today that it completed its acquisition of Provident Bankshares Corporation ("Provident") (Nasdaq: PBKS) and the merger of Provident's banking subsidiary, Provident Bank, into M&T Bank, M&T's principal banking subsidiary, on May 23, 2009.

Today, 135 former Provident Bank branches are reopening as branches of M&T Bank, and 190 Provident ATMs have been converted to M&T Bank ATMs. M&T now has more than 300 branches and 740 ATMs in the Baltimore-Washington corridor. In total, M&T Bank has more than 800 branches and more than 1,800 ATMs throughout the Mid-Atlantic and Northeast.

"The union of Provident Bank and M&T Bank creates a strong organization with talented employees that will benefit our combined customer base," said Woody Collins, President of M&T Bank's Mid-Atlantic Division. "We are looking forward to serving our new customers, who will find the same friendly and experienced associates serving them now at M&T Bank. Our new customers will have access to the largest branch and ATM network in the Baltimore-Washington corridor and to a wider array of products and services. Our new employees will find that M&T Bank is deeply committed to their success -- and to the success of the customers and communities we serve."

All accounts and balances have been transferred from Provident Bank to M&T Bank, and new checks and ATM cards have been sent to former Provident Bank customers. Rates and terms have not been changed on CDs, installment loans, lines of credit or overdraft protection accounts.

For specific information about the transfer of Provident Bank accounts to M&T Bank, customers can call 1-800-414-9435 or visit www.mtb.com/provident.

Under the terms of the merger agreement, Provident common stockholders will receive 0.171625 shares of M&T common stock in exchange for each share of Provident common stock they own and holders of Provident's preferred stock will receive shares of new series of M&T preferred stock having substantially identical terms.

Gary N. Geisel, Provident Chairman and CEO, was named a director of M&T Bank Corporation and M&T Bank, effective upon completion of the merger.

M&T is a bank holding company which had $64.9 billion in assets as of March 31, 2009 and Provident had $6.5 billion in assets on that date. M&T's banking subsidiaries, M&T Bank and M&T Bank, National Association, operate branch offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware, New Jersey and the District of Columbia.

Investor Contact:  Donald J. MacLeod
                   (716) 842-5138

Media Contact:  Philip Hosmer
                (410) 949-3042